Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Delta Financial Corporation:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-15835, 333-88290 and 333-130269) on Form S-8 and (No. 333-127675) on Form S-3 of Delta Financial Corporation of our reports dated March 15, 2006, with respect to (i) the consolidated balance sheets of Delta Financial Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, and (ii) management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appears in the December 31, 2005 Annual Report on Form 10-K of Delta Financial Corporation.

/s/ KPMG LLP

New York, New York

March 15, 2006